Exhibit 99.1

                     CROSSTEX REPORTS THIRD QUARTER RESULTS

    DALLAS, Nov. 8 /PRNewswire-FirstCall/ -- The Crosstex Energy companies, Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) and Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation) today reported results for the third quarter of 2005.

    Crosstex Energy, L.P. Financial Results
    The Partnership reported net income of $1.1 million for the third quarter of 2005 compared to net income in the third quarter of 2004 of $5.9 million. As previously disclosed, the Partnership's net income in the third quarter of 2005 was negatively impacted by an $11.5 million charge for the mark-to-market valuation of the derivative financial instruments (puts) purchased to protect against liquids prices fluctuations in conjunction with the South Louisiana processing asset acquisition, and positively impacted by an $8.0 million gain on sale of property.

    Net income per limited partner unit for the third quarter of 2005 decreased to a loss of $0.05 per unit from income of $0.24 per unit in the corresponding quarter in 2004. The current quarter loss per limited partner unit results from the preferential allocation of net income to the general partner equal to its incentive distribution rights, less certain costs. For the third quarter 2005, this allocation resulted in $2.0 million of net income allocated to the general partners' share of net income. This allocation reduced the limited partners' share of net income to a net loss of $0.9 million in the quarter.

    The Partnership's Distributable Cash Flow for the quarter was $17.9 million,
3.50 times the amount required to cover its Minimum Quarterly Distribution of $0.25 per unit, and 1.54 times the amount required to cover its distribution of $0.49 per unit. As previously disclosed, the Partnership sold certain idle equipment for $9.0 million in 2005, and during the third quarter, the Partnership received the final $5.4 million of funds for the sale, which is included in Distributable Cash Flow for the quarter. The $11.5 million charge for the mark-to-market value of the puts did not affect Distributable Cash Flow. Excluding proceeds from the sale, Distributable Cash Flow for the quarter increased $2.1 million, or 20.2 percent, over Distributable Cash Flow of $10.4 million in the 2004 third quarter. Distributable Cash Flow is a non-GAAP financial measure and is explained in greater detail under "Non-GAAP Financial Information." Also, in the tables at the end of this release is a reconciliation of this measure to net income.

    In addition to the sale proceeds, the growth in Distributable Cash Flow was driven by growth in the Partnership's gross margin to $39.4 million in the third quarter of 2005, an increase of 33 percent compared to $29.7 million in the corresponding 2004 period. Gross margin from the midstream segment increased by $6.3 million, or 28 percent, to $28.8 million. The Partnership was able to benefit from natural gas price volatility and abnormal basis differentials during the current quarter, contributing $4.3 million to the margin increase. Operational efficiencies offset volume declines due to hurricanes, contributing the remaining $2.0 million increase.

    Gross margin from the Treating segment increased $3.7 million, or 56 percent, to $10.3 million. Plants in service increased to 111 at September 30, 2005 from 67 at September 30, 2004, contributing $3.0 million to the increase in gross margin. Plant expansions and increased volumes made up $0.5 million of the increase and the acquisition and installation of dew point control plants contributed the remaining $0.2 million.

    "We are pleased that, despite the challenges presented by Hurricane Katrina in the third quarter and later by Hurricane Rita, we have been able to continue to show improved results and consistent increases in our distributions and dividends," said Barry E. Davis, President and Chief Executive Officer. "As we look forward to next year we expect to see that growth continue with our acquisition of the South Louisiana processing assets from El Paso, the completion of the North Texas pipeline and our pursuit of other growth opportunities."

    Crosstex Energy, Inc. Financial Results
    The Corporation reported net income of $0.8 million for the third quarter of 2005, compared to net income of $1.7 million for the comparable period in 2004. The Corporation's net income before income taxes and interest of non-controlling partners in the net income of the Partnership was $0.9 million in the third quarter of 2005 and $4.6 million in the third quarter of 2004.

    The Corporation's share of distributions, including distributions on its ten million limited partner units, its two percent general partner interest, and the incentive distribution rights, was $7.7 million for the third quarter. Its share of the distribution in the third quarter of 2004 was $6.0 million. The recently announced increase in the Partnership's distribution of $0.02 per unit increased the Corporation's share of distributions by $0.6 million, from $7.1 million in the second quarter of 2005 to $7.7 million in the third quarter of 2005.

    Earnings Call
    Crosstex will hold its quarterly conference call to discuss third quarter results today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial- in number for the call is 800-561-2718, passcode Crosstex. A live Webcast of the call can be accessed on the investor information page of Crosstex Energy's Website at http://www.crosstexenergy.com. The call will be available for replay for 30 days by dialing 888-286-8010, passcode 33312060. A replay of the broadcast will also be available on the company's Website.

    About Crosstex
    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates approximately 5,000 miles of pipeline, nine processing plants, four fractionators and more than 100 natural gas amine treating plants.

    Crosstex Energy Inc. owns the two percent general partner interest, a 44 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.

    Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.

    Non-GAAP Financial Information
    This press release contains a non-generally accepted accounting principle financial measure which we refer to as Distributable Cash Flow. Distributable Cash Flow includes earnings before non-cash charges, less maintenance capital expenditures plus, in this period, proceeds from the sale of idle equipment. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership's cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership's performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included in the following tables.

    This press release contains forward-looking statements identified by the use of words such as "forecast," "anticipate" and "estimate". These statements are based on currently available information and assumptions and expectations that the Partnership believes are reasonable. However, the assumptions and expectations are subject to a wide range of business risks, so the Partnership can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's results of operations and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment; and (6) the Partnership may not adequately address construction and operating risks. The Partnership has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

    Contact:
      Barry E. Davis, President and Chief Executive Officer
      William W. Davis, Executive V.P. and Chief Financial Officer
      Phone: (214) 953-9500

                              CROSSTEX ENERGY, L.P.
                      Selected Financial and Operating Data
               (All amounts in thousands except per unit numbers)

                                           Three Months Ended               Nine Months Ended
                                              September 30,                   September 30,
                                      -----------------------------   -----------------------------
                                          2005            2004            2005            2004
                                      -------------   -------------   -------------   -------------
Revenues
  Midstream                           $     769,334   $     501,004   $   1,928,330   $   1,327,181
  Treating                                   13,117           7,880          34,064          22,592
  Profit from Energy
   Trading Activities                           306             579           1,157           1,605
                                            782,757         509,463       1,963,551       1,351,378

Cost of Gas
  Midstream                                 740,519         478,536       1,851,418       1,266,624
  Treating                                    2,792           1,229           5,996           4,092
                                            743,311         479,765       1,857,414       1,270,716

Gross Margin                                 39,446          29,698         106,137          80,662

Operating Expenses                           13,874          10,087          37,598          26,740
General and Administrative                    8,127           5,121          22,337          13,804
(Gain) Loss on Derivatives                   13,273            (187)         13,679            (187)
 Gain on Sale of
 Property                                    (7,632)           (287)         (7,797)            (12)
Depreciation and
 Amortization                                 7,828           6,160          22,134          16,499

    Total                                    35,470          20,894          87,951          56,844

Operating Income                              3,976           8,804          18,186          23,818

Interest Expense                             (2,762)         (2,872)         (9,323)         (6,214)
Other Income                                     32              51             380             254
    Total Other Income                       (2,730)         (2,821)         (8,943)         (5,960)

Net Income Before Minority
 Interest and Taxes                           1,246           5,983           9,243          17,858

Minority Interest in
 Subsidiary                                    (106)            (51)           (331)           (150)
Income Tax Provision                            (68)             13            (176)           (116)
Net Income                            $       1,072   $       5,945   $       8,736   $      17,592
General Partner Share
 of Net Income                        $       1,990   $       1,563   $       5,216   $       4,005
Limited Partners Share
 of Net Income                        $        (918)  $       4,382   $       3,520   $      13,587
Net Income per Limited
 Partners' Unit:
  Basic                               $       (0.05)  $        0.24   $        0.19   $        0.75
  Diluted                             $       (0.05)  $        0.23   $        0.18   $        0.73
Weighted Average Limited
 Partners' Units Outstanding:
  Basic                                      18,157          18,083          18,126          18,079
  Diluted                                    20,479          18,662          19,371          18,607

                              CROSSTEX ENERGY, L.P.
             Reconciliation of Net Income to Distributable Cash Flow
                    (All amounts in thousands except ratios)

                                           Three Months Ended               Nine Months Ended
                                              September 30,                   September 30,
                                      -----------------------------   -----------------------------
                                          2005            2004            2005            2004
                                      -------------   -------------   -------------   -------------
Net Income                            $       1,072   $       5,945   $       8,736   $      17,592
Depreciation and
 Amortization (1)                             7,760           6,112          21,932          16,374
Stock-Based Compensation                      1,143             288           2,659             766
Gain on Sale of Property                     (7,632)           (287)         (7,797)            (12)
Proceeds from Sale of
 Property                                     5,400             385           9,313             611
Puts Mark-to-Market                          11,547               -          11,547               -

Deferred Tax Benefit                            (95)           (168)           (286)           (168)
Cash Flow                                    19,195          12,275          46,104          35,163

Maintenance Capital
 Expenditures                                (1,251)         (1,842)         (3,727)         (4,814)
Distributable Cash Flow               $      17,944   $      10,433   $      42,377   $      30,349
Minimum Quarterly
 Distribution (MQD)                   $       5,120   $       4,612   $      13,955   $      13,840
Distributable Cash Flow/MQD                    3.50            2.26            3.04            2.19
Actual Distribution                   $      11,663   $       9,439   $      33,137   $      26,868
Distribution Coverage                          1.54            1.11            1.28            1.13

(1) Excludes minority interest share of depreciation and amortization of $68,000 and $202,000 for the three and nine months ended September 30, 2005, respectively, and $48,000 and $125,000 for the three and nine months ended September 30, 2004, respectively.

                              CROSSTEX ENERGY, L.P.
                                 Operating Data
                            (All volumes in MMBtu/d)

                                           Three Months Ended               Nine Months Ended
                                              September 30,                   September 30,
                                      -----------------------------   -----------------------------
                                          2005            2004            2005            2004
                                      -------------   -------------   -------------   -------------
Pipeline Throughput
  Gulf Coast Transmission
   & Vanderbilt                             156,000         124,000         148,000         140,000

  CCNG Transmission                         267,000         301,000         253,000         282,000

  Gregory Gathering                         114,000         127,000         114,000         137,000

  LIG Pipeline & Marketing                  583,000         628,000         616,000         594,000

  Other Midstream                           193,000         129,000         160,000         132,000

Total Gathering and
 Transmission Volume                      1,313,000       1,309,000       1,291,000       1,285,000

Natural Gas Processed
  Gregory Processing                        108,000         100,000         100,000         110,000
  Conroe Processing                          17,000          25,000          23,000          26,000
  LIG Processing                            327,000         303,000         327,000         283,000
Total Processed Volume                      452,000         428,000         450,000         419,000

Total On-System Volumes                   1,765,000       1,737,000       1,741,000       1,704,000

Commercial Services Volume                  188,000         224,000         186,000         209,000

Treating Plants in
 Service (1)                                    111              67             111              67

(1) Plants in service represents plants in service on the last day of the quarter.

                              CROSSTEX ENERGY, INC.
                      Selected Financial and Operating Data
               (All amounts in thousands except per unit numbers)

                                           Three Months Ended               Nine Months Ended
                                              September 30,                   September 30,
                                      -----------------------------   -----------------------------
                                          2005            2004            2005            2004
                                      -------------   -------------   -------------   -------------
Revenues
  Midstream                           $     769,334   $     501,004   $   1,928,330   $   1,327,181
  Treating                                   13,117           7,880          34,064          22,592
  Profit from Energy
   Trading Activities                           306             579           1,157           1,605
                                            782,757         509,463       1,963,551       1,351,378

Cost of Gas
  Midstream                                 740,519         478,536       1,851,418       1,266,624
  Treating                                    2,792           1,229           5,996           4,092
                                            743,311         479,765       1,857,414       1,270,716

Gross Margin                                 39,446          29,698         106,137          80,662

Operating Expenses                           13,882          10,092          37,613          26,768
General and
 Administrative                               8,471           5,478          23,295          14,688
(Gain) Loss on
 Derivatives                                 13,273            (187)         13,679            (187)
 Gain on Sale
 of Property                                 (7,633)           (287)         (7,797)            (12)
Impairment                                        -             981               -             981
Depreciation and
 Amortization                                 7,839           6,160          22,169          16,499

    Total                                    35,832          22,237          88,959          58,737

Operating Income                              3,614           7,461          17,178          21,925

Interest Expense                             (2,701)         (2,869)         (9,046)         (6,166)
Other Income                                     32              50             378             254
    Total Other Income                       (2,669)         (2,819)         (8,668)         (5,912)

Income Before Income
 Taxes and Interest of
 Non-controlling Partners
 in the Partnership's
 Net Income                                     945           4,642           8,510          16,013
Income Tax Expense                             (494)           (957)         (2,528)         (3,504)
Interest of Non-controlling
 Partners in the
 Partnership's Net
 (Income) Loss                                  304          (2,005)         (1,909)         (6,216)
Net Income                            $         755   $       1,680   $       4,073   $       6,293
Net Income per Common Share:
  Basic Earnings per
   Common Share                       $        0.06   $        0.14   $        0.32   $        0.54
  Diluted Earnings
   per Common Share                   $        0.06   $        0.13   $        0.32   $        0.49
Weighted Average
 Shares Outstanding:
  Basic                                      12,760          12,134          12,615          11,727
  Diluted                                    12,962          12,918          12,944          12,892

SOURCE  Crosstex Energy
    -0-                             11/08/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /